Blox Inc.

BLOX ANNOUNCES NEW DIRECTORS’ VISIT TO WEST AFRICA

Vancouver, British Columbia (August 20, 2015) – Blox Inc. (“Blox” or the “Company”) (OTCQB: BLXX) announces that its newly constituted Board of Directors conducted its first visit to Ghana between the 5th and the 15th August.  Upon arrival, the Directors, which included Mr. Ronald Renne, Chairman, Mr. Robert Spiers, CEO, and Mr. Trevor Pickett, COO, visited the Birim Region where the three Ghanaian concessions are located.

Ghana – Pramkese, Osenase and Asamankese.

The objective was to carry out a geological reconnaissance over the areas to identify potentially favourable lithologies.  The Board inspected the existing field programs in Ghana and oversaw the planning and implementation of programs for the near future.

Guinea – Mansounia.

In addition, the Company is currently compiling available data from its Mansounia concession in Kankan, Guinea, with a view to progressing an economic re-assessment of the project.  This is expected to facilitate the renewal extension process.

Company CEO, Mr. Spiers said, “The new Board is excited about the future of the Company and visiting our concessions in Ghana is the first step in a new program we are implementing to advance Blox Inc.”

About Blox Inc.

Blox Inc. is a green mining, energy and technology company. The Company intends on harmonizing these three "pillars" to enable continuous growth and bring prospective projects from their initial stages to completion by sharing resources and skill sets.  The Company plans to develop its properties without causing devastating damage to the environment caused by traditional mining.  Blox Inc. was formed with the intention of becoming a producer of "green minerals" with a focus on West Africa.

For further information on Blox Inc., please contact:

rrenne@bloxinc.com

On behalf of the Board of Directors,

Mr. Ronald Renne, Chairman

Tel: 604-688-3899